Exhibit 10.9

Regulus Therapeutics Inc.

Yearly Discretionary Merit Bonus Percentage of Neil W. Gibson, Ph.D.

The Board of Directors (the “Board”) of Regulus Therapeutics Inc., upon the recommendation of the Compensation Committee of the Board, approved an increase in the yearly discretionary merit bonus percentage for Neil W. Gibson, Ph.D. from 25% to 35% of Dr. Gibson’s base salary, effective January 1, 2014.